Exhibit 99.1

Jack in the Box Inc. to Switch Stock Exchange Listing to NASDAQ; Company's New Ticker Symbol will be JACK

SAN DIEGO--(BUSINESS WIRE)--December 1, 2008--Jack in the Box Inc. today announced that it will move its stock exchange listing from The New York Stock Exchange to The NASDAQ Stock Market, effective Dec. 15, 2008. The company will change ticker symbols that day and will begin trading under "JACK."

"Just as Jack in the Box® has been an innovator in the quick-serve restaurant industry, NASDAQ has been an innovative force in the financial markets," said Carol DiRaimo, vice president of investor relations and corporate communications for Jack in the Box Inc. "We are excited about the unique marketing venues NASDAQ offers through which we can promote both our Jack in the Box and Qdoba Mexican Grill® brands."

"We look forward to being a strategic partner to Jack in the Box Inc. as it continues to expand its Jack in the Box and Qdoba restaurant brands in the U.S.," said Bruce Aust, executive vice president of The NASDAQ OMX Group, Inc.

About Jack in the Box Inc.

Jack in the Box Inc. (NYSE: JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,100 restaurants in 18 states. Additionally, through a wholly owned subsidiary the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 450 restaurants in 41 states. For more information, visit www.jackinthebox.com.

About NASDAQ

The NASDAQ OMX Group, Inc. (NASDAQ: NDAQ) is the world's largest exchange company. It delivers trading, exchange technology and public company services across six continents, and with over 3,900 companies, it is number one in worldwide listings among major markets. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
Media Contact:
Brian Luscomb, 858-571-2291